Exhibit 10.37

SPLIT-DOLLAR INSURANCE AGREEMENT

This Agreement made this 2nd day of April, 1992, among IMMUNOMEDICS, INC., a Delaware corporation, 150 Mt. Bethel Road, Warren, New Jersey 07060 (hereinafter called the “Corporation”), and Eva J. Goldenberg, Deborah S. Goldenberg, Denis C. Goldenberg and Neil A. Goldenberg, the Trustees of the David M. and Hildegard Goldenberg Irrevocable Insurance Trust dated January 21, 1992 (hereinafter called the “Trustees”).

W I T N E S S E T H :

WHEREAS, Dr. David M. Goldenberg (the “Employee”), is and has been employed by the Corporation for more than nine (9) years and has performed valuable services for the Corporation; and

WHEREAS, in recognition of the valued services of the Employee, the Corporation wishes to enter into this Split Dollar Agreement to provide insurance protection through the vehicle of a trust for the benefit of the family of the Employee.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

PURCHASE OF INSURANCE

Article I.

The Trustees, in their capacities as Trustees, shall enter into a contract of life insurance with Massachusetts Mutual Life Insurance Company (hereinafter called the “Insurance Company”) insuring the joint lives of the Employee and his wife, Hildegard Goldenberg, with an initial face amount of $5,000,000 payable to the Trustees upon the second to die of the said insureds.

Article II.

Premiums shall be paid and allocated between the Corporation and the Trustees in the following manner:

The Corporation will pay $62,500 each year for eight years. The Trustees will pay the balance, if any, of the net premiums due.

POLICY OWNERSHIP PROVISIONS

Article III.

1. The Trustees shall be the sole and exclusive owner of the insurance policy on the joint lives of the Employee and the Employee’s wife (hereinafter the “Policy”) and, except as hereinafter limited in Article IV of this Agreement, shall have all the rights, title, and incidents of ownership therein. The Trustees shall collaterally assign the Policy to the Corporation and the Corporation shall have the following specific rights in the Policy, except that the Corporation shall possess no incidents of ownership in the Policy:

a. The right to receive out of any amount payable on account of the death of the insureds an amount equal to its total premium payments.

b. The right to obtain, upon surrender of the Policy by the Trustees, an amount of the cash surrender proceeds up to an amount equal to its total premium payments, provided that the Corporation shall have no right to require the Trustees to surrender the Policy for cash except in accordance with the provisions of this Agreement.

2. The Corporation hereby covenants with the Trustees that it will not exercise any rights under this Agreement in any way that might impair or defeat the rights and interest of the Employee, if any, the Trustees or the beneficiary under the Policy.

OTHER PROVISIONS

Article IV.

The Trustees hereby covenant with the Corporation that they shall not (except as otherwise permitted under this Agreement) exercise any rights in the Policy, including but not limited to, the right to borrow from, hypothecate or otherwise create or permit any lien or encumbrance or other security interest in the Policy, surrender the Policy or change dividend rights in the Policy, which would in any way reduce the rights or interest that the Corporation would at any time be entitled to hereunder.

ELECTION OF DIVIDEND OPTION

Article V.

All dividends declared by the Insurance Company on the Policy shall be applied to purchase paid up additions.

WAIVER OF PREMIUM

Article VI.

The waiver of premium rider, if added to the Policy, will be paid for by the Trustees. In the event that the Employee is disabled, all of the benefits resulting from the waiver of premium rider shall belong to the Trustees and the Corporation shall not benefit from this waiver of premium.

FIDUCIARY AND CLAIMS PROCEDURE

Article VII.

1. The Corporation is hereby designated the “Named Fiduciary” under this Agreement.

2. The Named Fiduciary shall control and manage the operation of this Agreement. Such responsibilities may be allocated to any persons named in a written instrument specifying to whom and which responsibilities have been delegated.

3. The following claims procedure shall be available for this Agreement:

a. The Claims Manager shall be the VP Finance of Immunomedics.

b. Claims Procedure. The Trustees and the Corporation shall make claim and execute such forms as required under the Policy which shall be sent to the Insurance Company as required under the Policy. Should the Insurance Company deny the claim, the Trustees and the Corporation may request the Insurance Company to review the decision under the Insurance Company’s standard review procedures.

c. Notification and Content of Decision. Notice of the decision to deny the claim in whole or in part shall be furnished to the claimant by the Claims Manager within a reasonable period of time after the claim has been denied.

The notification shall set forth the reasons for the denial, make reference to the pertinent part of the Policy provisions on which the denial is based, describe the information necessary to obtain a review of the claim, and explain claim review procedures.

TERMINATION OF AGREEMENT

Article VIII.

This Agreement (1) may be terminated by the Trustees upon thirty (30) days written notice to the Corporation or (2) shall automatically terminate on the termination of employment of the Employee for any reason (other than the death of the Employee) or bankruptcy of the Corporation. The term “bankruptcy” shall have the meaning set forth in Article XI of this Agreement. Upon any such termination, the Corporation will have no further obligation to make premium payments. If at such termination additional premium payments are required to be made with respect to the Policy, the Trustees shall make such payments. Should the Trustees not make such payments and the cash surrender value of the Policy is thus reduced below the cash surrender value of the Policy as of the date of termination of this Agreement, the Trustees must either surrender the Policy, in which case the Corporation shall only be entitled to the then cash surrender value of the Policy, or at the sole option of the Trustees, otherwise repay to the Corporation the cumulative premiums paid by the Corporation. So long as the cash surrender value of the Policy is not less than the cash surrender value of the Policy as of the date of termination of this Agreement, the cumulative amount of premiums paid by the Corporation will remain subject to this Agreement and will not be returned to the Corporation until such time as the cash accumulated in the Policy is sufficient to return to the Corporation such premiums without reducing the remaining value in the Policy to the extent it would then become necessary to pay additional premiums on the Policy. Upon the surrender of the Policy or the return to the Corporation by the Trustees of the cumulative premiums paid by the Corporation in accordance with the terms set forth in this Article, the Corporation shall release to the Trustees the assignment of the Policy and this Agreement will terminate.

AMENDMENT

Article IX.

This Agreement may be altered, amended or modified only by a written agreement signed by the Corporation and the Trustees. In addition, any party may assign its rights, interest or obligations under this Agreement, except that the Corporation may assign only to a successor by merger or purchaser of substantially all the assets of the Corporation. This Agreement and any amendments hereto, shall be binding upon the Corporation, the Employee, the Trustees, and their respective successors and assigns, as the case may be. In the event the Corporation becomes a party to any merger, consolidation or reorganization, this Agreement shall remain in full force and effect as an obligation of the Corporation or its successors in interest.

LAW GOVERNING

Article X.

The law of the State of New Jersey shall govern this Agreement, without giving effect to the conflicts of law provisions thereof.

DEFINITION OF BANKRUPTCY

Article XI.

Bankruptcy of the Corporation shall occur if the Corporation:

1. is generally not able to pay its debts as they become due or admits in writing its inability to pay its debts generally as they become due;

2. files a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Federal Bankruptcy Code, or any similar applicable bankruptcy or insolvency law, as now or in the future amended (herein collectively called “Bankruptcy Laws”), or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in relief provided for under the Bankruptcy Laws;

3. makes an assignment of all or a substantial part of its property for the benefit of its creditors;

4. seeks or consents to or acquiesces in the appointment of a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property;

5. is finally adjudicated a bankrupt or insolvent;

6. is subject to the entry of a court order, which shall not be vacated, set aside or stayed within 30 days from the date of entry, appointing a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property, or entering of an order for relief pursuant to an involuntary case, or effecting an arrangement in, bankruptcy or for a reorganization pursuant to the Bankruptcy Laws or for any other judicial modification or alteration of the rights of creditors; or

7. is subject to the assumption of custody or sequestration by a Court of competent jurisdiction of all or a substantial part of its property, which custody or sequestration shall not be suspended or terminated within 30 days from its inception.

MISCELLANEOUS PROVISIONS

Article XII.

1. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties with respect to the subject matter hereof.

2. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

3. Each of the parties hereto consents and submits to the jurisdiction of the Courts of the State of New Jersey and of the Courts of the United States for a judicial district within the territorial limits of the State of New Jersey for all purposes of this Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation and liability arising under or by reason of this Agreement; and if either party to this Agreement seeks to enforce any of its rights or remedies hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in connection therewith including, without limitation, fees and costs incurred prior to the formal commencement of any such litigation and any appeal therefrom.

IN WITNESS WHEREOF, the parties have executed this Agreement at Immunomedics in the county of Somerset, State of New Jersey, on this 2nd day of April, 1992.

IMMUNOMEDICS, INC.

/s/ Kathy ______________	By:	/s/ Amy __________, VP Finance
Witness		Signature, Title

Trustees of the David M. Goldenberg and Hildegard Goldenberg Irrevocable Insurance Trust

/s/ Lee R. Goldenberg	By:	/s/ Eva J. Goldenberg
Witness		Eva J. Goldenberg, Trustee

/s/ Eva J. Goldenberg	/s/ Deborah S. Goldenberg
Witness	Deborah S. Goldenberg, Trustee

/s/ Eva J. Goldenberg	/s/ Denis C. Goldenberg
Witness	Denis C. Goldenberg, Trustee

/s/ Eva J. Goldenberg	/s/ Neil A. Goldenberg
Witness	Neil A. Goldenberg, Trustee